SUBLICENSE AGREEMENT

         THIS AGREEMENT made and entered into this 27th day of February, 2004, by and between ENTERTAINMENT MANAGEMENT SERVICES, INC., a New York corporation with its principal office at 533-535 West 27th Street, New York, NY 10001 or designee ("Licensor") and CLUB 2000 EASTERN AVENUE, INC. ("Licensee").

                              W I T N E S S E T H:

         WHEREAS, LICENSOR is the exclusive licensee of the SCORES trademarks and related intellectual property listed on Exhibit A (the "Scores Trademarks") and has the right to sublicense the same on the terms set forth herein; and

         WHEREAS, LICENSEE is the owner and operator of an adult-entertainment night club located at 2000 Eastern Avenue, Baltimore, Maryland (the "Location") which desires to conduct business under the name "Scores Baltimore" (the "Business") and

         WHEREAS, LICENSEE will hereby receive the right and license to use the Scores Trademarks in connection with the operation of the Business, and the sale of certain merchandise, for the Term (as defined below);

         NOW, THEREFORE, for and in consideration of the promises, covenants, and agreements contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties agree as follows:

         1. LICENSE GRANT.

         (a) Business. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, a nonexclusive (except as provided in subparagraph (c) below) license to use the Scores Trademarks during the Term in connection with the Business subject to the terms and conditions of this License Agreement. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, an exclusive lease of, and license to the ScoresBaltimore.Com URL for the website for the Business.

         (b) Merchandising. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, on the terms and conditions set forth herein, a non-exclusive license during the Term to use the Scores Trademarks in connection with the retail sale of commercial merchandise, including teeshirts, sweatshirts, sweat pants, jackets, baseball hats, key rings, and other similar merchandise, all to be sold at and out of the Business including the right to sell any merchandise utilizing the Scores Trademarks relative to the Business over the Internet on a site maintained by the Business and by mail order, catalog or at any other location or in any other channel specific to the Business, provided further, that Licensee will purchase all merchandise from Licensor or Licensor's authorized affiliate at actual direct cost to Licensor or Licensor's authorized affiliate plus a 25% markup.

         (c) Exclusivity. Licensor will not open any adult entertainment nightclub within a five (5) miles radius of the Location. Licensor will not license the Scores Trademarks to any person or entity (other than Licensee) for any purpose in Baltimore, Maryland.

         (d) No License Outside Baltimore. Licensee has no right to use the Scores trademarks other than as specifically authorized hereby, and in no location outside of Baltimore.

         2. ROYALTIES:

         (a) Amount. Beginning on the sixty first (61st) day of operation of the Business at the Location under the name "Scores Baltimore" and continuing until the expiration of the Term hereof (the "Royalty Period"), Licensee shall pay Licensor royalties (the "Royalties") for the license of the Scores Trademark hereunder as follows:

                  (i) For each week during the Royalty Period Licensee's weekly Gross Revenue (as that term is defined below) is equal to or less than $10,000, Licensee shall pay as Royalties to Licensor the sum of $0.00; provided, however, that if Licensee's weekly Gross Revenue does not exceed $10,000 for four (4) consecutive weeks, Licensor may terminate this Agreement in its sole discretion.

                  (ii) For each week during the Royalty Period Licensee's weekly Gross Revenue (as that term is defined below) is between $10,001 and $20,000, inclusive, Licensee shall pay as Royalties to Licensor the sum of $1,000.00.

                  (iii) For each week during the Royalty Period Licensee's weekly Gross Revenue (as that term is defined below) is greater than $20,000, Licensee shall pay as Royalties to Licensor a sum equal to four and 99/100 percent (4.99%) of such week's Gross Revenue.

         For purposes of this Agreement, Gross Revenues means 100% of Licensee's receipts received from the Business' operation, less all actual local sales taxes paid, amounts specifically designated by customers on credit card receipts as "tips for service," credit card discount fees, complementary food and beverage sales. Gross Revenues include all revenues from operation of the Business including, but not limited to, Liquor Revenue, Beer Revenue, Champagne Revenue, Shot Girl House Fees, Wine Revenue Non-Alcoholic Beverage Revenue, Food Revenue, Party Revenue, Admission Fees Club, Admission Fees Private Rooms, Room Rental, Humidor Revenue, Cigar Revenue, Cigarette Revenue, Candy Revenue, Novelty Revenue, Valet Revenue, Coat Check Revenue, Concession
         - Cigarette, Concession - Bathroom, Concession - Massage, Concession - Tarot, Dressing Room Rent, House Fees Entertainers, House Fees DJ's, House Fees Floor Manager, House Fees Service Personnel, Feature - Calendar, Feature - Novelty, Feature - Video, Feature - Cigar and Internet Revenue and will also include the fee charged to customers for the purchase of Diamond Dollars (R) and the fee paid by entertainers for cashing in Diamond Dollars

         (b) Merchandise Royalties. Any Merchandise purchased by Licensee from Licensor, or Licensor's authorized affiliate, shall be at actual direct cost to Licensor or Licensor's affiliate plus a 25% markup, unless otherwise agreed. Payment will be under Licensor's standard merchandise sale and payment terms.

         (c) Royalties Reports. During each month of the Term of this Agreement, Licensee shall furnish Licensor with two written reports (the "Royalties Reports"), the first describing all Gross Revenue during the first fifteen days of the month and the second describing all Gross Revenue during the two (2) remaining days of the month. The first Royalties Report shall be prepared and sent to Licensor not later than seven (7) days following the 15th day of the month and the second Royalties Report shall be prepared and sent no later than seven (7) days following the last day of each month. Royalties Reports will be adjusted on a quarterly basis (if necessary), not later than ten (10) days after each calendar quarter period ending in March, June, September and December of each year.

         (d) Royalties Payment. Payment of Royalties due under this Paragraph shall be made within ten (10) days of the issuance of each Royalties Report set forth above.

         3. APPROVAL BY LICENSOR. In order to preserve the value, goodwill and reputation of the Scores Trademarks, Licensee and Licensor shall consult each other during the Term hereof with regard to any marketing, advertising or promotional activities pursuant to the Business and Licensor will have the right to approve all advertisements, promotional, marketing and other similar materials, including but not limited to the images and format of Diamond Dollars (R) for the Location. Furthermore, prior to releasing or using any promotional, marketing, advertising or other similar materials which have not been approved by Licensor in the twenty-four (24) month period preceding the proposed use or in the event Licensee intends to utilize any such materials which have been used in the past 24 months but intends to do so in a media not used by Licensor in the 24-month period preceding the proposed use, Licensee shall first obtain the prior written consent of Licensor for such use, which shall not be unreasonable withheld. In connection with obtaining such consent, Licensee shall send copies of all materials and media for the proposed use so that Licensor can thoroughly evaluate the proposed use. Licensor agrees to inform the Licensee of its decision regarding any approvals within twenty four
         (24) hours of receiving all materials and media for approval. Licensor will also have approval over the general use of the Scores Trademark in connection with the Business so as to preserve the value, goodwill and reputation of the Scores Trademarks, which approval shall not be unreasonably withheld.

         4. COMPLIANCE WITH APPLICABLE LAWS AND STANDARDS. Licensee is responsible for the compliance with all applicable laws and safety standards regarding the operation of the Business, the Location, other licensed locations and the use of the Scores Trademarks herein. Licensor's approval of submissions pursuant to Paragraph 3 above in no way affects, alters, diminishes or waives Licensee's obligations hereunder or under Licensee's obligation to indemnify Licensor as set forth herein below.

         5. BOOKS AND RECORDS. Licensee shall, for a minimum of three (3) years from their rendition, keep full and accurate books of account, records, data and memoranda representing Licensee's sales. Licensee further gives Licensor the right, at its own cost and expense, to examine said books and records on reasonable notice, such examination to be conducted in such a manner as to not unreasonably interfere with the business of Licensee. Licensee shall reasonably cooperate with Licensor i n the. event the owner of the Scores Trademarks requests an audit. Licensor or its representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any examination, provided, however, that nothing contained herein shall be construed to prevent Licensor and/or its duly authorized representatives from using or disclosing said information in any court, arbitration, or other action instituted to enforce the rights of Licensor hereunder.

         6. INTELLECTUAL PROPERTY RIGHTS.

         (a) All copyrights, trademarks and/or patents in the Scores Trademarks and related intellectual property belong solely to Licensor and are within the scope of the license granted herein. Upon termination of this Agreement all intellectual property rights and rights granted herein in the Scores Trademarks immediately revert to Licensor or the owner of the Scores Trademarks and Licensee agrees to return to Licensor all original artwork, models, samples, prototypes, renderings and drawings incorporating the Scores Trademarks. All use by Licensee of the intellectual property rights of the Scores Trademarks shall inure to the sole benefit of Licensor and the owner of the Scores Trademarks. Licensee shall execute any and all documents necessary to confirm said reversions of rights and hereby appoints Licensor its attorney-in-fact to execute any such documents in the event Licensee is unwilling or unable to do so. Licensee acknowledges the exclusive ownership of all intellectual property rights in and to the Scores Trademarks by the owner of the Scores Trademarks and will not take any action to interfere with or challenge said ownership, including but not limited to registering or attempting to register the same or similar marks or properties anywhere in the World, nor commence or participate in cancellation or opposition proceedings.

         7. WARRANTY.

         (a) Licensor hereby warrants that the granting of the license hereunder or the subsequent commercial exploitation of the license does not violate the intellectual property or contract rights of any third party. Licensor further warrants that it has not intentionally violated the rights of any third party in granting Licensee this license.

         (b) Licensee hereby warrants that any goods sold by it bearing the Scores Trademarks and each component thereof shall be of good quality and free of defects in design, materials, workmanship and shall comply with all applicable laws and safety standards.

         8. OFFENSIVE LITIGATION. Licensee agrees to give Licensor prompt notification of any third party's actions which would constitute an infringement of the rights granted to it by this Agreement. Licensor shall prosecute, at its own discretion, infringement actions against any third party infringers and any recoveries obtained therein shall belong exclusively to Licensor. Licensee shall, at Licensor's expense, cooperate in all respects with Licensor's prosecution of said suits, including but not limited to being named as a party in any such suit, producing documents, appearing as witnesses, etc.

         9. INDEMNIFICATION.

         (a) Licensor agrees to indemnify and hold harmless Licensee from and against any and all damage, loss, and expense incurred as a result of the breach of any of Licensor's warranties herein. This indemnification shall become operative only after a final judgment, order or decree is issued which contains a finding that Licensor infringed upon the rights of a third party.

         (b) Licensee agrees to indemnify, defend, and hold harmless Licensor, its agents and employees from and against any and all loss and expense arising out of any claims of personal injury, product liability, wrongful death, negligence, strict liability or other similar action, in addition to the breach of any of its warranties hereunder or the violation of any applicable law or safety standard based on the use of the Scores Trademarks by or on behalf of Licensee and/or its subsidiary, affiliated, controlled company. Licensee shall maintain, at its sole cost and expense, premises liability, liquor liability, workman's compensation (in the amount required by the State of Maryland), plate glass insurance (as per Licensee's lease), commercial liability coverage and other customary insurance. The premises, commercial, and liquor policies must provide coverage of at least $1,000,000/$1,000,000, naming Licensor as an additional insured, and providing that such policy cannot be canceled without thirty (30) days prior written notice to Licensor. In the event any claim is made against Licensor in excess of the limits of Licensee's insurance set forth above, Licensor may, at Licensee's expense, retain counsel of its own choosing to defend said claims. All insurance shall be primary and not contributory. Licensee agrees to provide Licensor with a copy of the insurance declarations and/or certificates within 20 days following the date of this Agreement.

         10. TERMINATION.

         (a) In case either party fails to perform under or commits or allows to be committed a breach of any of the several covenants and conditions herein contained, the other party shall notify such party in writing of such failure or default and such party shall then have the right to remedy such failure or default within thirty (30) days. If the default has not been cured within said thirty (30) days of notice to the defaulting party, then the aggrieved party may terminate this Agreement immediately by a further notice in writing. If Licensor shall send notice of default to Licensee based on a failure to pay royalties, then Licensee shall cure such default within ten (10) days of notice.

         (b) Any termination under this paragraph will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

         (c) If a petition in bankruptcy is filed by or against Licensee, or Licensee becomes insolvent, or makes an assignment for the benefit of creditors, or any other arrangement pursuant to any bankruptcy law, or if Licensee discontinues, its business or if a receiver is appointed for it or its business, to the fullest extent permitted by law at the time of the occurrence, the license hereby granted shall automatically terminate without any notice whatsoever being necessary. In the event this License is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, and/or assigns shall have no right to sell, use, exploit or in any way deal with or in the Scores Trademarks or anything relating to it whatsoever except with and under the special consent and instructions of Licensor in writing, which they shall be obliged to follow.

         (d) Upon cessation of all business operations by the Licensee at the Location for a period of greater than one hundred eighty (180) days for any reason other than Force Majeure, this Agreement shall automatically terminate.

         11. TERM.

         Subject to Paragraph 10, the Term of this Agreement shall commence on the date first written above and will continue for a period of ten (10) years. Provided that Licensee is not then in default of any of the provisions of this Agreement, Licensee shall have and is hereby granted the option to renew the term of this Agreement for two (2) additional periods of five (5) years each. In each instance, the option to renew shall be exercisable by Licensee giving written notice of thee exercise of such option to Licensor at least three (3) months prior to the expiration of the then current term or option period of this Agreement.

         12. REPRESENTATION.

         It is expressly agreed and understood that neither party hereto is the agent or legal representative of the other and neither party has the authority, express or implied to bind the other or pledge its credit. This Agreement does not create a partnership or joint venture between the two parties.

         13. FORCE MAJEURE.

         It is understood and agreed that in the event of an act of the government, war, fire, flood or other natural disaster, or labor or manufacturing strikes which prevent the performance of this Agreement, such nonperformance will not be considered a breach of this Agreement, and such nonperformance shall be excused while, but not longer than, the conditions described herein prevail. The period of Force Majeure shall not exceed twelve (12) months.

         14. NOTICES.

         All notices, whenever required in this Agreement, will be in writing and sent by certified mail, return receipt requested to the addresses set forth above. Notices will be deemed to have been given two business days following mailing. A copy of all notices to Licensor shall be sent via regular mail to:

         15. CONTROLLING LAW.

         This Agreement shall be construed in accordance with the laws of the State of New York, United States of America and jurisdiction over the parties and subject matter over any controversy arising hereunder shall be in the Courts of the State of New York, County of York or the Federal courts therein. Both parties hereby irrevocably consent to said jurisdiction and venue.

         16. ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by Licensee without the prior written consent of Licensor, and any attempts to do so without the consent of Licensor shall be void and of no effect.

         17. TRANSFERABILITY.

         Licensee will not transfer a majority or controlling interest to any other person or entity. This Sublicense Agreement is not transferable to any other person or entity without the express written consent of Licensor.

         18. ENTIRE AGREEMENT.

         This writing constitutes the entire agreement and understanding between the parties. No other oral or written agreements or representations exist or are being relied upon by either party, all being merged herein. Any modifications or additions hereto must be made in writing and signed by both parties.

         19. MISCELLANEOUS.

         (a) The paragraph headings used herein are for reference purposes only and do not effect the meaning or interpretation of this Agreement. If any provisions of this Agreement are for any reason declared to be invalid or illegal, the remaining provisions shall not be affected thereby.

         (b) The failure of either party to enforce any or all of its rights hereunder as they accrue shall not be deemed a waiver of those rights, all of which are expressly reserved.

         (c) This Agreement may be executed in more than one counterpart, all of which shall be deemed to be originals.

         20. SECURITY INTEREST.

         (a) In order to induce Licensor to enter into this Agreement and to secure the complete and timely performance of Licensee's obligations hereunder, Licensee hereby grants to Licensor a security interest in the license granted under this Agreement as well as Licensee's receivables in connection therewith. In the event Licensee defaults under this license and Agreement, Licensor may enforce against Licensee all the rights and remedies of a secured creditor upon default under all applicable laws. In the event Licensee files for bankruptcy under the U.S. Bankruptcy laws, Licensor may enforce all rights and remedies of a secured creditor under the U.S. Bankruptcy Code.

         (b) Licensee agrees to execute any and all documents necessary to perfect Licensor's security interest in this license including, but not limited to, Financing Statement Form UCC-1 and any other security agreements and financing statements evidencing said security interests in such form as may be recorded and perfected according to the laws of the State of New York and the U.S. Patent and Trademark Office.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Seven (7) pages as of the date first written above.


                                       CLUB 2000 EASTERN AVENUE, INC.

                                       By:
                                       Title:



                                       ENTERTAINMENT MANAGEMENT SYSTEMS, INC.

                                       By:
                                       Title: